UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                    ---------

                                    FORM 8-K
                                 CURRENT REPORT
     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

                          Date of Report: May 21, 2002


                          COMMISSION FILE NO. 333-71213

                         MINNESOTA CORN PROCESSORS, LLC
             (Exact name of registrant as specified in its charter)

            COLORADO                                              41-1928467
(State or other jurisdiction of                               (I.R.S. Employer
 incorporation or organization)                              Identification No.)


                  901 NORTH HIGHWAY 59, MARSHALL, MN 56258-2744
                    (Address of principal executive offices)

                                 (507) 537-2676
               (Registrant's telephone number including area code)


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ITEM 5.  OTHER EVENTS

         On May 21, 2002, Minnesota Corn Processors, LLC mailed out their Financial Report for the Quarter Ended March 31, 2002 to its membership. The relevant portion of the mailing regarding forward-looking statements reads as follows:

Dear MCP Member:

THIS QUARTERLY REPORT TO THE SHAREHOLDERS WILL REVIEW THE FIRST QUARTER OF OPERATIONS FOR MINNESOTA CORN PROCESSORS, LLC, (MCP OR COMPANY) AS OF MARCH 31, 2002. THIS IS HISTORICALLY THE LOWEST PROFIT QUARTER FOR THE COMPANY AND THIS YEAR'S FIRST QUARTER NET LOSS IS CONSISTENT WITH THAT TREND.

FINANCIAL RESULTS:
MINNESOTA CORN PROCESSORS, LLC POSTED A NET LOSS OF $4.4 MILLION ON SALES OF $141.1 MILLION FOR THE QUARTER ENDED MARCH 31, 2002. THIS COMPARES TO A NET LOSS OF $3.4 MILLION ON $150.4 MILLION OF SALES FOR THE COMPARATIVE QUARTER OF LAST YEAR. OVERALL SALES DECREASED BY $9.3 MILLION. INCREASED SALES AS A RESULT OF CHANGING THE SALES TRANSFER PRICE BETWEEN CORNPRODUCTSMCP SWEETENERS LLC, (CPMCP) AND MCP WERE OFFSET BY LOWER SALES VOLUMES ON ALL CORN SWEETENERS. ETHANOL SALES DECREASED DUE TO A 26% REDUCTION IN THE NET SELLING PRICE OF ETHANOL FROM THE QUARTER ENDED MARCH 31, 2001 TO THE QUARTER ENDED MARCH 31, 2002. CO-PRODUCT SALES REMAINED RELATIVELY STABLE COMPARED TO LAST YEAR, WITH SLIGHT DECREASES IN THE SELLING PRICE OF FEED AND GLUTEN MEAL, OFFSET BY AN INCREASE IN THE SELLING PRICE OF GERM. COST OF GOODS TOTALED $134.4 FOR THE QUARTER ENDED MARCH 31, 2002, OR $12.1 MILLION LESS THAN THE SAME QUARTER OF LAST YEAR. DECREASES IN CORN AND ENERGY COSTS ACCOUNT FOR THE MAJORITY OF THE DECREASE. GRIND WAS LOWER FOR THE CURRENT QUARTER AS COMPARED TO LAST YEAR. ALSO, THE UNIT COST FOR BOTH CORN AND NATURAL GAS WAS DOWN FOR THE QUARTER. OTHER MANUFACTURING COSTS REMAINED RELATIVELY UNCHANGED. SELLING, GENERAL AND ADMINISTRATIVE EXPENSES FOR THE QUARTER ENDED MARCH 31, 2002 ARE $7.4 MILLION COMPARED TO $6.2 MILLION FOR THE QUARTER ENDED MARCH 31, 2001, OR AN INCREASE OF APPROXIMATELY 19%. INCREASES IN WAGES AND BENEFITS, CONTRACTUAL SERVICES AND OTHER GENERAL EXPENSES WERE PARTIALLY OFFSET BY A DECREASE IN PROFESSIONAL FEES AND TRAVEL EXPENSES. OTHER EXPENSE INCREASED $2.8 MILLION FOR THE QUARTER ENDED MARCH 31, 2002 AS COMPARED TO THE SAME QUARTER OF LAST YEAR. A DECREASE IN INTEREST EXPENSE OF $0.9 MILLION, ALONG WITH AN INCREASE OF $1.3 MILLION IN INTEREST AND OTHER INCOME, THE MAJORITY OF WHICH COMES FROM THE RECORDING OF A SALES TAX REFUND DURING THE CURRENT QUARTER, WAS OFFSET BY A DECREASE OF $5.0 MILLION IN THE COMPANY'S EQUITABLE SHARE OF JOINT VENTURE INCOME (LOSS).

AT MARCH 31, 2002 THE COMPANY'S TOTAL ASSETS WERE $593.8 MILLION, AS COMPARED TO $597.4 MILLION AT DECEMBER 31, 2001. CURRENT ASSETS DECREASED BY $1.6 MILLION, WHILE INVESTMENTS AND OTHER ASSETS INCREASED BY $3.0 MILLION AS A RESULT OF THE COMPANY'S INVESTMENT IN LITTLE SIOUX CORN PROCESSORS, LP (LSCP). NET PROPERTY, PLANT AND EQUIPMENT DECREASED BY $5.0 MILLION PRIMARILY AS A RESULT OF RECORDING DEPRECIATION EXPENSE IN EXCESS OF NEW CAPITAL ADDITIONS. CASH FLOWS FOR THE THREE MONTHS ENDED MARCH 31, 2002 WERE USED FOR CAPITAL PROJECTS, INVESTMENTS AND DISTRIBUTIONS TO THE SHAREHOLDERS. THE COMPANY'S SENIOR NOTES OUTSTANDING WERE $241.5 MILLION AT MARCH 31, 2002 AND DECEMBER 31, 2001. IN ADDITION TO ITS SENIOR NOTES, THE COMPANY HAS A $50 MILLION REVOLVING LINE OF CREDIT FACILITY, OF WHICH $15.5 MILLION WAS OUTSTANDING AT MARCH 31, 2002. THERE WAS NO OUTSTANDING BALANCE ON THE LINE OF CREDIT AT DECEMBER 31, 2001.


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COMMENTARY:
THE CURRENT ETHANOL PRICING LEVELS ARE THE LOWEST WE HAVE SEEN IN TWO YEARS. THIS WILL BE A SERIOUS NEGATIVE UNTIL THESE PRICES REBOUND. THE CALIFORNIA MARKET IS THE KEY TO REDUCING SOME OF THE OVER-SUPPLY OF ETHANOL, IN ORDER TO ALLOW PRICING TO MOVE TO MORE NORMAL LEVELS. WE ANTICIPATE THAT SOME OF THE CALIFORNIA MARKET WILL BEGIN TO OPEN DURING THE SECOND HALF OF THIS YEAR. ETHANOL IS CRITICAL TO OUR PERFORMANCE IN 2002.

WE RECENTLY ANNOUNCED THAT WE ARE IN PRELIMINARY DISCUSSIONS WITH ARCHER DANIELS MIDLAND (ADM) CONCERNING A POSSIBLE OFFER TO ACQUIRE MCP CLASS A SHARES. ADM APPROACHED MCP. WE WERE NOT SOLICITING OFFERS FROM ANYONE. OUR OBLIGATION AND FIDUCIARY RESPONSIBILITY IS TO THE SHAREHOLDERS. WE ARE DOING OUR JOB, JUST AS WE HAVE FOR ALL OF THE PAST YEARS. WE WILL ALWAYS LISTEN TO ANY PROPOSAL THAT MAY BE IN THE BEST INTEREST OF OUR SHAREHOLDERS. AS DEVELOPMENTS OCCUR THAT WE CAN LEGALLY DISCUSS, WE WILL COMMUNICATE THOSE TO YOU. THIS MAY BE A LONG PROCESS AND WE ASK FOR YOUR PATIENCE.

THE ANNUAL MEETING HAS BEEN POSTPONED DUE TO THE DISCUSSIONS CURRENTLY BEING CONDUCTED WITH ADM. WE WILL NOTIFY YOU AS SOON AS WE CAN RESCHEDULE THE MEETING.

THIS REPORT MAY CONTAIN FINANCIAL OUTLOOKS THAT ARE PROJECTIONS, BASED ON DATA AVAILABLE TODAY AND MCP'S ANALYSIS OF THAT DATA AT THE CURRENT TIME. ACTUAL RESULTS MAY VARY AND COULD BE MATERIALLY IMPACTED BY EVENTS THAT CANNOT BE FORESEEN OR PREDICTED.


SINCERELY,



/S/ L. DAN THOMPSON                                     /S/JERRY JACOBY

L. DAN THOMPSON                                         JERRY JACOBY
PRESIDENT/CHIEF EXECUTIVE OFFICER                       BOARD CHAIRMAN





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                                   SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                                                MINNESOTA CORN PROCESSORS, LLC





Dated: May 21, 2002

                                                By /s/ DANIEL H. STACKEN
                                                   ---------------------
                                                   Daniel H. Stacken
                                                   Vice President of Finance
                                                   & Chief Financial Officer



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